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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (RULE 13d-102)


                           CALDERA INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   12877Q 10 7
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                                 (CUSIP Number)

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.:                 12877Q 10 7

--------------------------------------------------------------------------------
     1.   Names of Reporting Persons

          I.R.S. Identification Nos. of above persons (entities only)

          MTI TECHNOLOGY CORPORATION

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     2.   Check the Appropriate Box if a member of a Group (See Instructions)

          (a)  [ ]

          (b)  [ ]
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     3.   SEC Use Only


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     4.   Citizenship or Place of Organization:

          DELAWARE

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                    5.   Sole Voting Power:             5,333,333
                    ------------------------------------------------------------
Number of Shares
Beneficially Owned  6.   Shared Voting Power:           0
by Each Reporting   ------------------------------------------------------------
Person With
                    7.   Sole Dispositive Power:        5,333,333
                    ------------------------------------------------------------

                    8.   Shared Dispositive Power:      0
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

          5,333,333

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     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
          Instructions): [ ]

--------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9):

          9.3%

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     12.  Type of Reporting Person (See Instructions):

          CO

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ITEM 1.

          (a)  Name of Issuer:        CALDERA INTERNATIONAL, INC.

          (b)  Address of Issuer's Principal Executive Offices:

               240 WEST CENTER STREET
               OREM, UTAH 84057
ITEM 2.

          (a)  Name of Person Filing:
               MTI TECHNOLOGY CORPORATION

          (b)  Address of Principal Business Office or, if none, Residence:

               4905 EAST LA PALMA AVENUE
               ANAHEIM, CALIFORNIA 92807

          (c)  Citizenship:        DELAWARE

          (d)  Title of Class of Securities:       COMMON STOCK

          (e)  CUSIP Number:       12877Q 10 7



ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR
          (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

          (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c);

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

          (e) [ ] An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

          (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  [ ]  Group, in accordance with ss. 240.13d-I(b)(1)(ii)(J).



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ITEM 4.   OWNERSHIP:

          (a)   Amount beneficially owned:      5,333,333

          (b)   Percent of class:               9.3%

          (c)   Number of shares as to which the person has

                (i)    Sole power to vote or to direct the vote:

                                                5,333,333

                (ii)   Shared power to vote or to direct the vote:

                                                0

                (iii)  Sole power to dispose or to direct the disposition of:

                                                5,333,333

                (iv)   Shared power to dispose or to direct the disposition of:

                                                0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
          N/A

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:
          N/A

ITEM 10.  CERTIFICATIONS:
          N/A


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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2002



                                    MTI TECHNOLOGY CORPORATION

                                         /s/ Thomas P. Raimondi
                                    --------------------------------------------
                                    By:  Thomas P. Raimondi
                                         President and Chief Executive Officer